UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2013

Net Element International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34887	98-0668024
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

New Lease Agreement

On May 10, 2013, Net Element International, Inc. (the “Company”) entered into a new lease agreement, which is dated as of May 1, 2013, for approximately 5,200 square feet of office space located at 3363 N.E. 163rd Street, Suites 705 through 707, North Miami Beach, Florida 33160. The Company plans to move its corporate headquarters and principal executive office to this location at the end of May 2013. The term of the lease agreement is from May 1, 2013 through December 31, 2016, with monthly rent at the rates of $16,800 per month (or $134,400 for the initial eight-month period) for the period from May 1, 2013 through December 31, 2013, $17,640 per month (or $211,680 per year) for the period from January 1, 2014 through December 31, 2014, $18,522 per month (or $222,264 per year) for the period from January 1, 2015 through December 31, 2015 and $19,448.10 per month (or $233,377.20 per year) for the period from January 1, 2016 through December 31, 2016.

$2 Million Loan and Letter Agreement

On May 14, 2013, the Company executed and delivered to K 1 Holding Limited (“K1 Holding”) a promissory note, dated May 13, 2013, in the principal amount of $2 million, in connection with a loan in such amount made by K1 Holding to the Company. Proceeds from the loan are required to be used for general business purposes of the Company. Amounts payable by the Company pursuant to the promissory note do not accrue interest. The outstanding principal balance of the promissory note is required to be repaid no later than May 14, 2015 and may be prepaid in whole or in part at any time without penalty or charge. The unpaid principal balance of the promissory note will become immediately due and payable by the Company upon certain events of default, including in certain circumstances if the Company or its property becomes the subject of certain voluntary or involuntary bankruptcy or insolvency proceedings or if the Company fails to timely pay principal under the promissory note and such failure continues for five business days. K1 Holding is an affiliate of Igor Yakovlevich Krutoy. Mr. Krutoy, through K1 Holding, owns a 33% interest in the Company’s subsidiary OOO Music1.

Pursuant to a letter agreement dated May 13, 2013 among TGR Capital, LLC, the Company and K1 Holding, as a condition to K1 Holding making the foregoing loan to the Company and K1 Holding entering into an agreement to provide certain business development consulting services to the Company, (i) the Company agreed to issue to K1 Holding a number of restricted shares of common stock of the Company equal to 2% of the total issued and outstanding shares of common stock of the Company at the time of issuance (the “New Issuance”) and (ii) TGR Capital, LLC agreed to transfer to K1 Holding such number of restricted shares of common stock of the Company as is needed to bring joint K1 Holding’s and Mr. Krutoy’s aggregate beneficial ownership of common stock of the Company to 10% of the total issued and outstanding shares of common stock of the Company at the time of such transfer (the “TGR Transfer”). The issuance and transfer, as applicable, of the shares of common stock pursuant to the New Issuance and the TGR Transfer are subject to prior approval by the Company’s stockholders at the Company’s 2013 annual stockholders meeting, which has not yet been scheduled. TGR Capital, LLC is an affiliate of the Company’s director and majority stockholder, Mike Zoi.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant.

The disclosures contained under the heading “$2 Million Loan and Letter Agreement” in Item 1.01 above are incorporated herein by this reference.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT INTERNATIONAL, INC.

Date: May 16, 2013	By:	/s/ Jonathan New
	Name: Title:	Jonathan New Chief Financial Officer

3